Exhibit 3.1

EXECUTION VERSION

CERTIFICATE OF DESIGNATIONS OF

4.625% NON-CUMULATIVE PREFERRED STOCK, SERIES D

OF

BRIGHTHOUSE FINANCIAL, INC.

Brighthouse Financial, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the Certificate of Incorporation and Bylaws of the Corporation and applicable law, authorized the issuance and sale by the Corporation of shares of its Preferred Stock and authorized the formation of a Preferred Stock Terms Committee of the Board of Directors (the “Committee”) at a meeting duly convened and held on November 1, 2021, and pursuant to the authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and the resolutions of the Board of Directors, the Committee adopted the following resolution creating and setting forth the terms of a series of Preferred Stock of the Corporation designated as the “4.625% Non-Cumulative Preferred Stock, Series D”:

RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions adopted by the Board of Directors at a meeting of the Board of Directors duly called and held on November 1, 2021, the provisions of the Certificate of Incorporation and Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the powers (including the voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series, are as follows:

Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “4.625% Non-Cumulative Preferred Stock, Series D” (the “Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.

Section 2. Number of Shares. The authorized number of shares of Series D Preferred Stock shall be 14,000. Shares of Series D Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Series D Preferred Stock.

Section 3. Definitions. As used herein with respect to Series D Preferred Stock:

(a) “Board of Directors” has the meaning specified in the preamble hereto.

(b) “Business Day” means any day other than a Saturday or Sunday, legal holiday or a day on which federal or state banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law, executive order or regulation to close.

(c) “Bylaws” means the Amended and Restated Bylaws of the Corporation, effective August 4, 2017, as the same may be amended or restated from time to time.

(d) “Certificate of Designations” means this Certificate of Designations relating to the Series D Preferred Stock, as it may be amended from time to time.

(e) “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended or restated from time to time, and shall include this Certificate of Designations.

(f) “Committee” has the meaning specified in the preamble hereto.

(g) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(h) “Corporation” has the meaning specified in the preamble hereto.

(i) “Dividend Payment Date” has the meaning specified in Section 4(a).

(j) “Dividend Period” has the meaning specified in Section 4(a).

(k) “Dividend Record Date” has the meaning specified in Section 4(a).

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Junior Stock” means the Common Stock, and any other class or series of capital stock of the Corporation that ranks junior to the Series D Preferred Stock either as to the payment of dividends (whether such dividends are cumulative or non-cumulative) or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation.

(n) “Liquidation Preference” has the meaning specified in Section 5(b).

(o) “Nonpayment Event” has the meaning specified in Section 7(b).

(p) “Parity Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and any other class or series of stock of the Corporation (other than Series D Preferred Stock) that ranks equally with the Series D Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of assets on any liquidation, dissolution or winding-up of the Corporation.

(q) “Person” means a legal person, including any individual, corporation, estate, partnership (whether limited or general), joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

(r) “Preferred Stock” means any and all series of preferred stock, having a par value of $0.01 per share, of the Corporation, including the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

(s) “Preferred Stock Director” has the meaning specified in Section 7(b).

(t) “Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, that then publishes a rating for the Corporation (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series D Preferred Stock, which amendment, clarification or change results in:

(i) the shortening of the length of time the Series D Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series D Preferred Stock; or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Series D Preferred Stock by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series D Preferred Stock.

(u) “Registrar” means Computershare Trust Company, N.A. (or any successor thereto), in its capacity as registrar for the Series D Preferred Stock.

(v) “Regulatory Capital Event” means that the Corporation becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Corporation as a result of being so subject set forth criteria pursuant to which the aggregate Stated Amount of the Series D Preferred Stock would not qualify as capital under such capital adequacy guidelines, as the Corporation may determine at any time, in its sole discretion.

(w) “Series A Preferred Stock” means the Corporation’s 6.600% Non-Cumulative Preferred Stock, Series A.

(x) “Series B Preferred Stock” means the Corporation’s 6.750% Non-Cumulative Preferred Stock, Series B.

(y) “Series C Preferred Stock” means the Corporation’s 5.375% Non-Cumulative Preferred Stock, Series C.

(z) “Series D Preferred Stock” has the meaning specified in Section 1.

(aa) “Series D Preferred Stock Certificate” has the meaning specified in Section 12(b).

(bb) “Stated Amount” means $25,000 per share of Series D Preferred Stock and, in respect of any other series of capital stock, the stated amount per share specified in the Certificate of Incorporation or applicable certificate of designations.

(cc) “Stock Exchange” means The Nasdaq Stock Market LLC, or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded.

(dd) “Transfer Agent” means Computershare Trust Company, N.A. (or any successor thereto), in its capacity as transfer agent for the Series D Preferred Stock.

(ee) “Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director or any other matter as to which the holders of Series D Preferred Stock are entitled to vote as specified in Section 7 of this Certificate of Designations, any and all series of Preferred Stock (other than Series D Preferred Stock) that rank equally with Series D Preferred Stock either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 4. Dividends.

(a) Rate. Holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends per each share of Series D Preferred Stock at the rate determined as set forth below in this Section 4 applied to the Stated Amount per share of Series D Preferred Stock. Such dividends shall be payable in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, on the 25th day of March, June, September and December of each year, commencing on March 25, 2022 (each such date, a “Dividend Payment Date”); provided that if any such Dividend Payment Date is a day that is not a Business Day, the dividend with respect to such Dividend Payment Date shall instead be payable on the immediately succeeding Business Day, without interest or other payment in respect of such delayed payment. Dividends on Series D Preferred Stock shall not be cumulative. Accordingly, if the Board of Directors (or a duly authorized committee of the Board of Directors), does not declare a dividend on the Series D Preferred Stock payable in respect of any Dividend Period, then the Corporation will have no obligation to pay a dividend for that Dividend Period and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.

Dividends that are payable on Series D Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series D Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include November 22, 2021) and shall end on, but exclude, the next Dividend Payment Date. Dividends payable on the Series D Preferred Stock shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable in respect of a Dividend Period shall be payable in arrears—i.e., on the Dividend Payment Date on which such Dividend Period ends, but excludes.

The dividend rate on the Series D Preferred Stock for each Dividend Period shall be a rate per annum equal to 4.625%.

(b) Priority of Dividends. So long as any shares of Series D Preferred Stock remain outstanding, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series D Preferred Stock and Parity Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), (i) no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in stock that ranks junior to the Series D Preferred Stock in the payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of the Corporation), and (ii) no monies shall be paid or made available for a sinking fund for the redemption or retirement of Junior Stock, and no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (x)(1) as a result of a reclassification or combination of Junior Stock, or (2) the exchange or conversion of one share of Junior Stock, in each case, for or into another share of stock that ranks junior to the Series D Preferred Stock in the payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of the Corporation or (y) through the use of the proceeds of a substantially contemporaneous sale of stock that ranks junior to the Series D Preferred Stock in the payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of the Corporation).

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) upon the Series D Preferred Stock or any shares of Parity Stock, if any dividends are declared on the Series D Preferred Stock and Parity Stock, all dividends so declared on the Series D Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series D Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors may be declared and paid on the Common Stock or any other shares of Junior Stock from time to time out of any funds legally available for such payment, and the Series D Preferred Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series D Preferred Stock and all holders of any Parity Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or payment out of the assets of the Corporation may be made or set aside for the holders of Common Stock and any other Junior Stock, in full an amount equal to $25,000 per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution (but without any amount in respect of dividends that have not been declared prior to such payment date).

(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series D Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series D Preferred Stock and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series D Preferred Stock and the holders of all such Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of Preferred Stock of the Corporation shall mean the amount payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock (other than Series D Preferred Stock) on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series D Preferred Stock and any Parity Stock, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series D Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding-up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series D Preferred Stock is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of Series D Preferred Stock at the time outstanding, upon notice given as provided in Section 6(c) below,

(i) in whole, but not in part, at any time prior to December 25, 2026 (within 90 days after the occurrence of a Rating Agency Event) at a redemption price equal to $25,500 per share of Series D Preferred Stock, plus (except as provided below) an amount equal to any dividends per share of Series D Preferred Stock that have accrued but not been declared and paid for the then-current Dividend Period to, but excluding, the date of redemption, or

(ii) (a) in whole, but not in part, at any time prior to December 25, 2026 (within 90 days after the occurrence of a Regulatory Capital Event) or (b) on or after December 25, 2026, in whole at any time or in part from time to time, in each case, at a redemption price equal to $25,000 per share of Series D Preferred Stock, plus (except as provided below) an amount equal to any dividends per share of Series D Preferred Stock that have accrued but not been declared and paid for the then-current Dividend Period to, but excluding, the date of redemption.

The redemption price for any shares of Series D Preferred Stock shall be payable on the date of redemption to the holder of any shares represented by certificates only upon surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a date of redemption that occurs subsequent to the Dividend Record Date for a Dividend Period shall not constitute a part of or be paid to the holder entitled to receive the redemption price as of the date of redemption, but rather shall be paid to the holder of record of the redeemed shares as of the Dividend Record Date on the applicable Dividend Payment Date as provided in Section 4 above.

(b) No Sinking Fund. The Series D Preferred Stock will not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Series D Preferred Stock will have no right to require redemption, repurchase or retirement of any shares of Series D Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series D Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 90 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock. Notwithstanding anything herein to the contrary, if the Series D Preferred Stock or any depositary shares representing interests in the Series D Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series D Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a holder of shares of Series D Preferred Stock shall state: (1) the date of redemption; (2) the number of shares of Series D Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot (or, in the event the Series D Preferred Stock is in the form of global Series D Preferred Stock in accordance with the applicable procedures of The Depository Trust Company in compliance with the then-applicable rules of the Stock Exchange). Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof in accordance with the terms and conditions of this Section 6.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the date of redemption specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the date of redemption dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be outstanding and all rights with respect to such shares shall forthwith on such date of redemption cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest, upon the surrender of the certificate(s) evidencing such shares. Any funds unclaimed at the end of three years from the date of redemption shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting Rights.

(a) General. The holders of Series D Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Right to Elect Two Directors upon Nonpayment Events. If and whenever dividends on any shares of Series D Preferred Stock shall not have been declared and paid in an aggregate amount equal to full dividends for at least six Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series D Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class (in proportion to their respective Stated Amounts), shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the Stock Exchange that listed or traded companies must have a majority of independent directors.

In the event that the holders of the Series D Preferred Stock, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Stated Amount of the Series D Preferred Stock or of any other such series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series D Preferred Stock or Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required by law.

If and when dividends have been paid in full on the Series D Preferred Stock for at least four consecutive Dividend Periods after a Nonpayment Event, then the right of the holders of Series D Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event pursuant to this Section 7), and, if and when any rights of holders of Series D Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, all the Preferred Stock Directors then in office shall automatically cease to be qualified as directors and each of their terms shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

So long as a Nonpayment Event has occurred and is continuing, any Preferred Stock Director may be removed at any time with or without cause by the holders of record of a majority of the outstanding shares of the Series D Preferred Stock and Voting Preferred Stock, voting together as a single class (in proportion to their respective Stated Amounts). So long as a Nonpayment Event shall have occurred and is continuing, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) shall be filled by the written consent of the Preferred Stock Director remaining in office, or solely in the case where no Preferred Stock Director remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series D Preferred Stock and Voting Preferred Stock, voting together as a single class (in proportion to their respective Stated Amounts). Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after the occurrence of a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.

(c) Other Voting Rights. So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series D Preferred Stock and any Voting Preferred Stock (subject to the last paragraph of this Section 7(c)) at the time outstanding and entitled to vote thereon, voting together as a single class (in proportion to their respective Stated Amounts), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation or this Certificate of Designation to authorize or create, or increase the authorized number of any shares of, any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to the Series D Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding-up of the Corporation;

(ii) Amendment of Series D Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designation or the Bylaws so as to materially and adversely affect the special rights, preferences or voting powers of the Series D Preferred Stock, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of (x) a binding share exchange or reclassification involving the Series D Preferred Stock, (y) a merger or consolidation of the Corporation with another corporation or other entity or (z) a conversion, transfer, domestication or continuance into another entity or an entity organized under the laws of another jurisdiction, unless in each case (1) the shares of Series D Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification or merger or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, are converted in such merger or consolidation into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States of America, any State thereof, the District of Columbia, Bermuda, the Cayman Islands or any country or state that is a member of the Organization of Economic Cooperation and Development, and (2) such shares of Series D Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, and voting powers, and qualifications, limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences and voting powers, and qualifications, limitations and restrictions, of the Series D Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the number of authorized or issued shares of Series D Preferred Stock or the authorized number of shares of Preferred Stock, or the creation and issuance, or an increase in the authorized or issued number of shares of, any other series of Preferred Stock that does not rank senior to the Series D Preferred Stock with respect to either the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding-up of the Corporation will not be deemed to materially and adversely affect the special rights, preferences or voting powers, or the qualifications, limitations, or restrictions thereof, of the Series D Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger, consolidation, conversion, transfer, domestication or continuance specified in this Section 7(c) would materially and adversely affect the rights, preferences or voting powers of the Series D Preferred Stock and the rights, preferences or voting powers of one or more but not all other series of Voting Preferred Stock, then only the Series D Preferred Stock and such series of Voting Preferred Stock the rights, preferences and voting powers of which are materially and adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

(d) Changes after Provision for Redemption. No vote or consent of the holders of Series D Preferred Stock shall be required pursuant to Section 7(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such subsections, all outstanding shares of Series D Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for the benefit of the holders of the Series D Preferred Stock to effect such redemption, in each case pursuant to Section 6 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series D Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series D Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series D Preferred Stock may deem and treat the record holder of any share of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Series D Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

Section 10. No Preemptive Rights. No share of Series D Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Other Rights. The shares of Series D Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

Section 12. Form.

(a) Uncertificated Series D Preferred Stock. The shares of the Series D Preferred Stock shall be uncertificated.

(b) Certificated Series D Preferred Stock. If the Board of Directors (or a duly authorized committee of the Board of Directors) shall determine that shares of the Series D Preferred Stock shall be represented by certificates, such certificates may be issued in the form of one or more definitive shares in fully registered form represented by certificates in substantially the form attached to the Certificate of Designations as Exhibit A (the “Series D Preferred Stock Certificate”), which is incorporated in and expressly made a part of the Certificate of Designations. Each Series D Preferred Stock Certificate shall reflect the number of shares of Series D Preferred Stock represented thereby, and may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Each Series D Preferred Stock Certificate shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Registrar.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Janet Morgan, its authorized officer, this 18th day of November, 2021.

BRIGHTHOUSE FINANCIAL, INC.

By:	/s/ Janet Morgan
Name: Janet Morgan
Title: Treasurer

[Signature Page to Certificate of Designations]

Exhibit A

[FORM OF FACE OF CERTIFICATE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF _______________, TO BRIGHTHOUSE FINANCIAL, INC. OR COMPUTERSHARE TRUST COMPANY, N.A., AS TRANSFER AGENT (THE “TRANSFER AGENT”), AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ________________ OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF _____________________ (AND ANY PAYMENT IS MADE TO , OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF ), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, _________________________, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS [GLOBAL] SERIES D PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS [GLOBAL] SERIES D PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE RELATED CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

BRIGHTHOUSE FINANCIAL, INC.

Incorporated under the laws of

the State of Delaware

CUSIP: 10922N 871	4.625% NON-CUMULATIVE SHARE
ISIN: US10922N8719	PREFERRED STOCK, SERIES D

THIS CERTIFICATE IS TRANSFERRABLE IN

NEW YORK, NY:

This is to certify that ______________ is the registered owner of _______ shares of fully paid and non-assessable 4.625% Non-Cumulative Preferred Stock, Series D, $0.01 par value and a stated amount of $25,000 per share of Brighthouse Financial, Inc., a Delaware corporation (the “Corporation”), transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

BRIGHTHOUSE FINANCIAL, INC.

By:
Name:
Title:

By:
Name:
Title:

[Impression of Corporation Seal]

Countersigned and registered

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Authorized Officer

[FORM OF REVERSE OF CERTIFICATE]

BRIGHTHOUSE FINANCIAL, INC.

The Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or special rights of each class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such request should be addressed to the Corporation or the Transfer Agent.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common
TEN ENT -	as tenants by the entireties
JT TEN -	as joint tenants with rights of survivorship and not as tenants in common
UNIF GIFT MIN ACT -	Custodian (Cust) ______________ (Minor) under Uniform Gift to Minors Act
_____________	(State)

Additional abbreviations may also be used though not in the above list.

For Value Received, the undersigned hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS,

INCLUDING ZIP CODE OF ASSIGNEE)

Shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:

NOTICE: THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

A-4